                             AMERICAN CONSUMERS, INC
                           NET INCOME PER COMMON SHARE

                                   EXHIBIT 11


                                               THIRTEEN WEEKS ENDED
                                            August 31,    September 1,
                                               2002           2001
                                           ------------  --------------
Net (loss) for computing (loss)
  per common share                         $   (29,831)  $     (43,049)
                                           ============  ==============



Weighted average number of common shares
  outstanding during each period               822,837         827,131
                                           ============  ==============



Net (loss) per common share                $    (0.036)  $      (0.052)
                                           ============  ==============


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